Exhibit 3.1

PricewaterhouseCoopers LLP PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our audit report dated March 12, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Angiotech Pharmaceuticals, Inc. (the “Company”), which appears as an exhibit to the Company's Annual Report on Form 40-F.

(signed) PricewaterhouseCoopers LLP

Vancouver, Canada

March 28, 2008

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.